As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-287675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TVARDI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	75-3175693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Sugar Creek Ctr. Blvd.

Suite 525

Sugar Land, TX 77478

(713) 489-8654

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Imran Alibhai

Chief Executive Officer

3 Sugar Creek Ctr. Blvd.

Suite 525

Sugar Land, TX 77478

(713) 489-8654

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta

Madison A. Jones

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-287675)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Tvardi Therapeutics, Inc., as amended (File No. 333-287675), initially filed on May 30, 2025 and declared effective by the Securities and Exchange Commission on November 8, 2025 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of Deloitte & Touche LLP with respect to its report dated March 31, 2026 relating to the financial statements of Tvardi Therapeutics, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2025 and included in the Prospectus Supplement No. 1 dated April 1, 2026 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on April 1, 2026.

TVARDI THERAPEUTICS, INC.

By:	/s/ Imran Alibhai
Name:	Imran Alibhai
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Imran Alibhai	Chief Executive Officer and Director	April 1, 2026
Imran Alibhai	(Principal Executive Officer)

/s/ Dan Conn	Chief Financial Officer	April 1, 2026
Dan Conn	(Principal Financial Officer)

/s/ Stephen O’Brien	Vice President, Finance and Corporate Controller	April 1, 2026
Stephen O’Brien	(Principal Accounting Officer)

*	Chairman of the Board of Directors	April 1, 2026
Sujal Shah

*	Director	April 1, 2026
Wallace Hall

*	Director	April 1, 2026
Michael S. Wyzga

*	Director	April 1, 2026
Cynthia Smith

*	Director	April 1, 2026
Susan Shiff

By:	/s/ Imran Alibhai
Name:	Imran Alibhai
Title:	Attorney-in-fact